Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157644
PROSPECTUS
$300,000,000
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees of Debt Securities
Rights
Units
Depositary Shares
     Delta Petroleum Corporation (“Delta,” “we,” “us,” or “our”) may offer and sell from time to time up to $300 million of our senior and subordinated debt securities, common stock, $0.01 par value, preferred stock, $0.01 par value, warrants to purchase any of the other securities that may be sold under this prospectus, senior or subordinated unsecured guarantees of debt securities, rights to purchase common stock, preferred stock and/or senior or subordinated debt securities, depositary shares and units consisting of two or more of these classes or series of securities, in one or more transactions. Certain of our subsidiaries may guarantee the securities we issue.
     We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest.
     We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.
     Our common stock is traded on the NASDAQ Global Select Market® under the symbol “DPTR.” On April 20, 2009, the last reported sales price of our common stock on the NASDAQ Global Select Market® was $2.88 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the NASDAQ Global Select Market® or any securities exchange of the securities covered by the prospectus supplement.
     The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 5 of this prospectus or incorporated by reference herein in determining whether to purchase our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 22, 2009.

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ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.
     You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the Commission’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.
     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the “Registration Statement”) of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s Web site (www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the SEC are incorporated by reference in this prospectus:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Current Reports on Form 8-K filed on March 3, 2009, March 4, 2009, and April 1, 2009;

•	The description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on September 9, 1987, as amended as described in our Current Report on Form 8-K filed with the SEC on February 3, 2006; and

•	All documents filed by us, subsequent to the filing of the registration statement in which this prospectus is included, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made by this prospectus.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Kevin K. Nanke, Delta Petroleum Corporation, Suite 4300, 370 17th Street, Denver, Colorado 80202, or (303) 293-9133.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Except for statements of historical or present facts, all other statements contained in this prospectus are forward-looking statements. The forward-looking statements may appear in a number of places and include statements with respect to, among other things: business objectives and strategic plans; operating strategies; our expectation that we will have adequate cash from operations, credit facility borrowings and other capital sources to satisfy our obligations under the First Amendment to our Second Amended and Restated Credit Agreement and to meet future debt service, capital expenditure and working capital requirements; acquisition and divestiture strategies; drilling wells; oil and gas reserve estimates (including estimates of future net revenues associated with such reserves and the present value of such future net revenues); estimates of future production of oil and natural gas; expected results or benefits associated with recent acquisitions; marketing of oil and natural gas; expected future revenues and earnings, and results of operations; future capital, development and exploration expenditures (including the amount and nature thereof); nonpayment of dividends; expectations regarding competition and our competitive advantages; impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; and effectiveness of our internal control over financial reporting.
     These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially. In some cases, information regarding certain important factors that could cause actual results to differ materially from any forward-looking statement appears together with such statement. In addition, the risk factors we describe in the documents we incorporate by reference, as well as other possible factors not listed, could cause actual results to differ materially from those expressed in forward-looking statements, including, without limitation, the following:
•	deviations in and volatility of the market prices of both crude oil and natural gas produced by us;

•	the availability of capital on an economic basis, or at all, to fund our required payments under the First Amendment to our Second Amended and Restated Credit Agreement, our working capital needs, and drilling and leasehold acquisition programs, including through potential joint ventures and asset monetization transactions;

•	lower natural gas and oil prices negatively affecting our ability to borrow or raise capital or enter into joint venture arrangements, and potentially requiring accelerated repayment of amounts borrowed under our revolving credit facility;

•	declines in the values of our natural gas and oil properties resulting in write-downs;

•	the impact of the current financial crisis on our ability to raise capital;

•	a contraction in the demand for natural gas in the U.S. as a result of deteriorating general economic conditions;

•	the risk that lenders under our revolving credit facilities will default in funding borrowings as requested;

•	the ability and willingness of counterparties to our commodity derivative contracts, if any, to perform their obligations;

•	the ability and willingness of our joint venture partners to fund their obligations to pay a portion of our future drilling and completion costs;

•	expiration of oil and natural gas leases that are not held by production;

•	the timing, effects and success of our acquisitions, dispositions and exploration and development activities;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	timing, amount, and marketability of production;

•	third party curtailment, or processing plant or pipeline capacity constraints beyond our control;

•	our ability to find, acquire, develop, produce and market production from new properties;

•	the availability of borrowings under our credit facility;

•	effectiveness of management strategies and decisions;

•	the strength and financial resources of our competitors;

•	climatic conditions;

•	changes in the legal and/or regulatory environment and/or changes in accounting standards policies and practices or related interpretations by auditors or regulatory entities;

•	unanticipated recovery or production problems, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids; and

•	our ability to fully utilize income tax net operating loss and credit carry-forwards.
     All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

OUR BUSINESS
Our Company
     We are a Denver, Colorado based independent oil and gas company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and onshore Gulf Coast Regions, which together comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant development drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. During the year ended December 31, 2008, we were primarily engaged in two industry segments, namely the acquisition, exploration, development, and production of oil and natural gas properties and related business activities, and contract oil and natural gas drilling operations.
     At December 31, 2008, we had estimated proved reserves that totaled 884.4 Bcfe, of which 20.5% were proved developed, with an after-tax PV-10 value of $159.4 million. As of December 31, 2008, our proved reserves were comprised of approximately 827.7 Bcf of natural gas and 9.5 Mmbbls of crude oil, or 93.6% gas on an equivalent basis. Approximately 95% of our proved reserves were located in the Rocky Mountains, 5% in the Gulf Coast and less than 1% in other locations. We expect that our drilling efforts and capital expenditures will focus increasingly on the Rockies where approximately 80% of our fiscal 2009 drilling budget is allocated and more than one-half of our undeveloped acreage is located. As of December 31, 2008, we controlled approximately 893,000 net undeveloped acres, representing approximately 97% of our total acreage position. We retain a high degree of operational control over our asset base, with an average working interest in excess of 85% (excluding our Columbia River Basin properties) as of December 31, 2008. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations when commodity prices support such activity. We also have a controlling ownership interest in a drilling company, providing the benefit of access to 19 drilling rigs primarily located in the Rocky Mountain Region. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.
     We were originally incorporated in 1984 and have been publicly held since 1987. Effective January 31, 2006, we changed our state of incorporation from Colorado to Delaware through a reincorporation merger.
     Our principal executive offices are located at 370 17th Street, Suite 4300, Denver, Colorado 80202. Our telephone number is (303) 293-9133. We also maintain a website at www.deltapetro.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus.

RISK FACTORS
     An investment in the securities offered in this prospectus involves a high degree of risk. For a discussion of the factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, including those in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as those that may be included in the applicable prospectus supplement and other information incorporated by reference in the applicable prospectus supplement. Also, please read “Cautionary Statement Regarding Forward-Looking Statements.”
RATIO OF EARNINGS TO FIXED CHARGES
     We have computed the ratio of fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income/(loss) from continuing operations before income tax, adjustments for minority interests, cumulative effect of changes in accounting principles, and fixed charges. “Fixed charges” consist of interest and financing expense, amortization of deferred financing costs, and the interest component of operating leases, estimated to be one third of rent expense.
     For the years ended December 31, 2008, 2007 and 2006, the six month transition period from July 1, 2005 to December 31, 2005, and the years ended June 30, 2005 and 2004, our ratio of earnings to fixed charges was less than one. For the years ended December 31, 2008, 2007, and 2006, our earnings were less than our fixed charges by approximately $479 million, $141 million, and $21 million, respectively. For the transition period from July 1, 2005 to December 31, 2005, our earnings were less than our fixed charges by approximately $27 million. For the years ended June 30, 2005 and 2004, our earnings were less than our fixed charges by approximately $11 million and $12 million, respectively.
USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any offering of these securities for the exploration and development of our natural gas and crude oil properties, acquisition, exploration and development of additional properties or interests, acquisition of additional oil and gas service businesses, repayment of indebtedness, working capital and general corporate purposes. Net proceeds may be temporarily invested prior to use.
PLAN OF DISTRIBUTION
     We may sell the offered securities (a) through agents, (b) through underwriters or dealers, (c) directly to one or more purchasers, or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
     The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. Because the terms of a specific series of debt securities may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.
     We may issue senior notes under a senior indenture to be entered into among us, a trustee to be named in the senior indenture and, if guaranteed, the subsidiary guarantors named therein. We may issue subordinated notes under a subordinated indenture to be entered into among us, a trustee to be named in the subordinated indenture and, if guaranteed, the subsidiary guarantors named therein. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable. We urge you to read the indenture applicable to your investment because the indenture, and not this section, defines your rights as a holder of debt securities.
     The debt securities may be guaranteed by certain of our subsidiaries.
     The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical in all material respects.
General
     The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.
     The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

•	if a debt security is issued with original issue discount, the yield to maturity;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	any conversion or exchange provisions applicable to the debt securities;

•	whether the notes will be guaranteed by our subsidiaries;

•	whether the notes and/or any guarantees will be senior or subordinated;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

•	if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether the debt securities will be convertible or exchangeable into or for common stock, preferred stock or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.
     Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by United States federal tax law and regulations.
     If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.
     Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Debt Guarantees
     Unless otherwise set forth in the applicable prospectus supplement, our notes will be guaranteed by certain of our subsidiaries. If a series of notes is guaranteed by subsidiary guarantors, the guarantee will be set forth in the applicable indenture or in a supplemental indenture.
     Payments with respect to subsidiary guarantees of our subordinated notes will be subordinated in right of payment to the prior payment in full of all senior indebtedness of each such subsidiary guarantor to the same extent and manner that payments with respect to our subordinated notes are subordinated in right of payment to the prior payment in full of all of our senior indebtedness.
Exchange, Registration and Transfer
     Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by our company for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.
     If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.
     In the event of any redemption in part of any class or series of debt securities, we will not be required to:
•	issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on:
•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•	if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;
•	register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent
     We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.
     We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to our Company, and the holder of the debt security or coupon will look only to our Company for payment.
Global Securities
     A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.
     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.
Temporary Global Securities
     All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.
     Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after it delivers to the trustee a certificate which states that the portion:
•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•	if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.
     The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.
     “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.
Definitive Global Securities
     Bearer Securities. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.
     U.S. Book-Entry Securities. Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by us, if these debt securities are offered and sold directly by us.
     Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.
     So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:
•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.
     The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.
     We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Consolidation, Merger, Sale or Conveyance
     We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our Company’s properties and assets to another person provided that:
•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.
     The remaining or acquiring person will be substituted for our Company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our Company to merge into, consolidate with, or convey or transfer all or substantially all of our properties and assets to, another person.
Satisfaction and Discharge; Defeasance
     We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.
     Each indenture contains a provision that permits our Company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:
•	maintain and apply money in the defeasance trust,

•	register the transfer or exchange of the debt securities,

•	replace mutilated, destroyed, lost or stolen debt securities, and

•	maintain a registrar and paying agent in respect of the debt securities.
     Each indenture also permits our Company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.
     The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver
     Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:
•	failure to pay interest on any debt security of the class or series for 30 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.
     An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.
     In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.
     The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.
     Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.
     Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.
     Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures
     We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.
     We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:
•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the terms of any conversion right;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

•	change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.
Meetings
     The indentures will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our Company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our Company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures will provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices
     In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.
Title
     Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.
Replacement of Securities Coupons
     Debt securities or coupons that have been mutilated will be replaced by our Company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our Company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our Company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our Company before a replacement debt security will be issued.
Governing Law
     The indentures, the debt securities, the guarantees and the coupons will be governed by, and construed under, the laws of the State of New York.
Concerning the Trustees
     We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.
Senior Debt Securities
     The senior debt securities will rank equally with all of our Company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture
     The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.
Subordinated Debt Securities
     The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.
     Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our Company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our Company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:
•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our Company.

     The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.
     Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our Company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.
     In the event that we pay or distribute our Company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our Company or our Company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

     If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.
     As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.
     The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.
Conversion or Exchange
     We may issue debt securities that we may convert or exchange into common stock or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or assets you would receive would be issued or delivered.
DESCRIPTION OF GUARANTEES OF DEBT SECURITIES
     Our subsidiaries may issue full and unconditional guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:
•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	the additional terms of the guarantees.

DESCRIPTION OF COMMON STOCK
     We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share. As of April 20, 2009, there were 102,816,038 shares of common stock outstanding.
Dividend Rights
     Holders of our common stock may receive dividends when, as and if declared by our board of directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.
Voting Rights
     Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than one-third of the shares entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.
Election of Directors
     Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors. In addition, pursuant to the Company Stock Purchase Agreement that we entered into with Tracinda Corporation on December 29, 2007, Tracinda Corporation has certain rights, including the right to designate a number of nominees for election to serve on our Board of Directors equal to its pro rata share of ownership of our common stock multiplied by the number of directors on the Board.
Liquidation
     In the event of any liquidation, dissolution or winding up of Delta, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.
Redemption
     Delta’s common stock is not redeemable or convertible.
Other Provisions
     All outstanding common stock is, and the common stock offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.
     You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.
     This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Delaware law, our certificate of incorporation, as amended, and our by-laws, because they, and not this description, define your rights as a holder of our common stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.
DESCRIPTION OF PREFERRED STOCK
     We are authorized to issue up to 3,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders.

     The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Delta, which could depress the market price of our common stock. Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.
     The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:
•	the number of shares of preferred stock offered and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the liquidation rights of the preferred stock;

•	the procedures for auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred stock will have voting rights and the terms of any voting rights, if any;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.
DESCRIPTION OF WARRANTS
     We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

     You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.
     Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.
DESCRIPTION OF RIGHTS
     We may issue rights to purchase debt securities, preferred stock, common stock or depositary shares. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
     Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.
     The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:
•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the rights;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.
     The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:
•	the designation and terms of the units and the securities included in the units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units;

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.
DESCRIPTION OF DEPOSITARY SHARES
     The following summarizes some of the general provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part.
General
     We may, at our option, elect to offer fractional shares or multiple shares of preferred stock, rather than whole individual shares of preferred stock. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depository share will represent a fraction or multiple of a share of a particular series of preferred stock and will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock in accordance with the terms of the prospectus supplement or other offering materials.
     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.
Dividends and Other Distributions
     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.
Conversion or Exchange of Preferred Stock
     If a series of preferred stock represented by depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.
Redemption of Preferred Stock
     If we redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.
     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.
Withdrawal of Preferred Stock
     Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary shares after surrendering the related depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement or other offering materials for that series of preferred stock.
     However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary shares for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time new depositary receipts evidencing the excess number of depositary shares.
Voting Deposited Preferred Stock
     When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.
     We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement
     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary shares after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:
•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Delta.
     We may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the related depositary receipts, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.
Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges
     No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of depositary shares or other person, that holder or other person will be liable for those fees, charges and expenses.
Resignation and Removal of Depositary
     The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
     The preferred stock depositary will forward all reports and communications from Delta which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.
     Neither the preferred stock depositary nor Delta will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Delta and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Delta and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

LEGAL MATTERS
     Davis Graham & Stubbs LLP of Denver, Colorado has provided its opinion on the validity of the securities offered by this prospectus.
EXPERTS
Independent Registered Public Accountants
     Our consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The audit report covering the December 31, 2008, consolidated financial statements contains an explanatory paragraph that states that we have suffered recurring losses from operations, have a working capital deficiency, and were not in compliance with our debt covenants as of December 31, 2008, which raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
     The audit report refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective as of January 1, 2007.
Reserve Engineers
     Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves associated with our oil and gas properties, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ralph E. Davis Associates, Inc., independent reserve engineers. The reserve information is incorporated by reference herein in reliance upon the authority of said firm as experts with respect to such reports.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.
DELTA PETROLEUM CORPORATION
$300,000,000
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Guarantees of Debt Securities
Rights
Units
Depositary Shares

PROSPECTUS

April 22, 2009